EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The Board of Directors

Anadarko Petroleum Corporation:

We consent to the inclusion in the Anadarko Petroleum Corporation annual report on Form 10-K for the year ended December 31, 2007 and the incorporation by reference in the following registration statements on Form S-3 and S-8 (No. 33-8643), Form S-3 (Nos. 333-103102, 333-86356, 333-137183) and Form S-8 (Nos. 33-54485, 333-78301, 333-126520) of Anadarko Petroleum Corporation of our letter dated February 22, 2008 relating to our participation in Anadarko Petroleum Corporations review of procedures and methods that are used by its engineers when preparing its estimates of proved reserves as of December 31, 2007.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR., P.E.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

February 27, 2008